Exhibit 99.1

NEWAGE, INC. APPOINTS JUDITH HAMMERSCHMIDT TO BOARD OF DIRECTORS

DENVER, Colo., December 1, 2021 — NewAge, Inc. (Nasdaq: NBEV), the Colorado-based direct-to-consumer (D2C) organic and healthy products company, announced today the appointment of Judith Hammerschmidt to its Board of Directors.

“Judy has an impressive background having spent many years as outside counsel and as a board member helping companies expand in highly regulated industries,” said Brent Willis, NewAge’s Chief Executive Officer. “We enthusiastically welcome Judy to our Board and look forward to drawing upon her broad experience as we continue our growth and expansion for the benefit of our many stakeholders.”

Ms. Hammerschmidt has more than three decades of experience in corporate law and has extensive knowledge of international nutritional supplement and food laws, direct selling regulations worldwide, and approval processes required for nutritional supplements, nutraceuticals and cosmetic products. Since 2002, she has led JLH Advisors, LLC, a legal consultancy serving a number of direct selling companies that are expanding both domestically and abroad. Prior to that role, she was Executive Vice President, International Chief Counsel for Herbalife International, where she had responsibility for all legal, regulatory, distributor compliance and product approval matters across more than 60 countries. Previously she held a position with Dickstein, Shapiro & Morin, LLP, a Washington, DC firm where she represented companies around the world as they expanded internationally.

Ms. Hammerschmidt currently serves on the Board of Nasdaq-listed Verb Technology Company, Inc. She holds a Bachelor of Arts from Duke University and a Juris Doctor from the University of Pittsburgh School of Law.

About NewAge, Inc.

NewAge is a purpose-driven firm dedicated to inspiring the planet to Live Healthy™. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct-to-consumer (D2C) route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at NewAgeGroup.com.

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NewAge, Inc.

Lisa Mueller

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ir@newage.com